Exhibit (k)(7)

AMENDED AND RESTATED

MANAGEMENT FEE WAIVER AGREEMENT

OAKTREE ASSET-BACKED INCOME PRIVATE PLACEMENT FUND INC.

225 Liberty Street, 35th Floor New York, NY 10281

July 30, 2025

Oaktree Fund Advisors, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Ladies and Gentlemen:

Oaktree Fund Advisors, LLC (the “Adviser”), hereby agrees, from the commencement of operations of Oaktree Asset-Backed Income Private Placement Fund Inc. (the “Fund”) and for at least one year from the date of the Fund’s current confidential private placement memorandum (the “Limitation Period”), to fully waive the Management Fee (the “Fee Waiver”) payable under the Fund’s Amended and Restated Investment Advisory Agreement, dated April 30, 2025, between the Adviser and the Fund (as amended from time to time, the “Advisory Agreement”). For the avoidance of doubt, the Fee Waiver shall not apply to the Incentive Fee payable under the Advisory Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Fund’s current confidential private placement memorandum (the “Memorandum”).

This agreement (the “Agreement”) hereby amends and restates that certain Management Fee Waiver Agreement dated January 23, 2025, between the Adviser and the Fund (the “Prior Agreement”), and supersedes the Prior Agreement in all respects. This Agreement shall become effective on the date hereof and shall remain in effect for at least one year from the date of the current Memorandum, and thereafter shall continue in effect indefinitely unless sooner terminated as provided herein.

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Directors of the Fund (the “Board”), including a majority of the Directors who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the “Independent Directors”). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may by notice in writing to the Fund terminate, in whole or in part, its obligation under this Agreement to fully waive the Management Fee with respect to the Fund in any period following the date specified in such notice, provided however that this Agreement may not be terminated by the Adviser, nor may it be amended to reduce the Fee Waiver, for a period of no less than one year from the date of the current Memorandum. Thereafter, this Agreement may only be terminated or amended to reduce the Fee Waiver as of April 30th of each calendar year (April 29th in a leap year), provided that in the case of a termination by the Adviser, the Adviser provide the Board with written notice of its intention to terminate this Agreement prior to the expiration of its then current term. This Agreement will automatically terminate if the Advisory Agreement of the Fund is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

OAKTREE ASSET-BACKED INCOME PRIVATE PLACEMENT FUND INC.

By:	/s/ Brian F. Hurley
Name:	Brian F. Hurley
Title:	President

The foregoing Agreement is hereby accepted as of July 30, 2025:

OAKTREE FUND ADVISORS, LLC

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

By:	/s/ Ting He
Name:	Ting He
Title:	Senior Vice President

[Signature Page to Amended and Restated Management Fee Waiver Agreement]